Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of CloudCommerce, Inc. of our report dated April 1, 2019, relating to our audit of the financial statements of CloudCommerce, Inc. as of December 31, 2018 and for the year ending December 31, 2018.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2018.

Houston, Texas
November 20, 2019